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CENTURY ALUMINUM COMPANY

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Century Aluminum Company Say - on - Pay Outreach Spring 2025

1 • Century Aluminum’s incentive programs for executives have been designed with the following principles in mind: 1. Encourage value creation at all stages of our business cycle to reward achievement of critical strategic initiatives 2. Consist of majority performance - based incentives that are aligned to the shareholder experience 3. Be sensitive that the Company’s financial performance is strongly dependent on commodity pricing and that management performance and compensation outcomes should also focus on areas within management control such as operational efficiency and long - term value creating strategic initiatives • As a result of the above, we utilize a multi - pronged approach for our annual incentive program (“AIP”) and performance stock units (“PSUs”) to follow our pay - for - performance philosophy: – 70% of our AIP focuses on eight Company - wide financial, operational, and safety metrics (“FOS Metrics”) that emphasizes operational efficiency and our strategic priorities, rather than directly measuring profit – 30% of our AIP is based on individual performance to differentiate based on direct areas of responsibility – Our PSUs make up 60% of CEO annual equity grants and 50% for other executives , and measure relative total shareholder return (“TSR”) over two - and three - year performance periods (where the overall payout is the average of the two earnouts), which smooths volatility in earnouts – No PSUs vest until after three years from grant to ensure accountability for stock price performance and sufficient long - term orientation – The PSUs are also subject to the Strategic Objective Multiplier, which allows the Compensation Committee to adjust the final PSU performance level by +/ - 30% based on strategic goals determined at the outset of the performance period and are classified into tiers so that there is an informed determination of performance (rather than fully discretionary) Critical Context for Our Executive Pay Program

2 • Over the last five completed fiscal year’s Century Aluminum’s total shareholder return has outpaced notable comparators such as (i) our closest competitors in our Industry Peer Group , (ii) our proxy compensation peer group , (iii) the S&P 600 and (iv) the S&P 1,500 Superior Shareholder Returns -50.00% 0.00% 50.00% 100.00% 150.00% 200.00% 250.00% 300.00% Century Aluminum Company (NasdaqGS:CENX) - Share Pricing Industry Peer Group Proxy Peer Group S&P 600 S&P 1500 CENX +142% Proxy Peers +127% S&P 1500 +79% Aluminum Industry Peers +39% S&P 600 +38% Jesse Gary appointed CEO on 7/1/21

Outpacing Peers on Pay-Versus-Performance

- Over the past five completed fiscal years, Century's Compensation Actually Paid (CAP) value as a percent of Summary Compensation Table (SCT) pay is positioned near 60th percentile for the CEO
- Over the same period, Century's five-year **TSR was positioned near the 90th percentile**, indicating favorable alignment with CAP (as a percent of SCT) from a relative standpoint

Val. in $000s		CEO			
Company		SCT Value	CAP Value	CAP % of SCT	5-Yr TSR CAGR[1]
ATI		$37,871	$93,676	247%	21.6%
Carpenter Tech		$23,590	$53,372	226%	30.5%
Eagle Materials		$28,068	$57,970	207%	22.8%
Gibraltar Industries		$23,755	$23,214	98%	3.1%
Kaiser Aluminum	2	$26,697	$17,198	64%	-5.3%
Koppers Holdings		$26,933	$24,209	90%	-2.9%
Materion		$23,360	$24,567	105%	11.4%
Metallus		$24,874	$37,558	151%	12.4%
Minerals Tech		$36,937	$38,264	104%	6.2%
Mueller Industries		$95,320	$192,839	202%	40.0%
Radius Recycling		$27,301	$29,615	108%	-4.1%
SunCoke Energy	2	$28,529	$36,588	128%	16.4%
Valmont Industries	2	$36,040	$65,782	183%	16.6%
Warrior Met Coal		$31,109	$45,323	146%	23.6%
Worthington Steel	3	$8,593	$9,239	108%	15.4%
75th Percentile		**$33,575**	**$55,671**	**192%**	**22.2%**
Median		**$27,301**	**$37,558**	**128%**	**15.4%**
25th Percentile		**$24,315**	**$24,388**	**104%**	**4.7%**
Century	2	**$35,067**	**$51,043**	**146%**	**24.8%**
% Rank		**77%**	**69%**	**57%**	**87%**

Data Source: S&P's Capital IQ

[1] TSR is for the period 12/31/19 - 12/31/24

[2] Values exclude predecessor in years where there were two CEOs.

[3] Data reflects fiscal year 2024 only (post- spin-off from Worthington Enterpises on 12/1/23), while TSR is from 12/31/23 to 12/31/24.

Century ALUMINUM

3

Additional Information to Support our Executive Pay Program 4 AIP CEO Pay • Financial goal - setting is challenging due to commodity price volatility outside of management’s control , we instead rely on FOS metrics (70%) and individual performance (30%), which are essential for measuring strategic achievement • Select goals (Energy Efficiency, Current Efficiency, and Amperage) and resulting performance are not disclosed due to the competitively sensitive nature of these FOS metrics, but are indexed for reference • Eight FOS metrics were used in FY24 to create a balanced and comprehensive view of management performance (five operational and three safety metrics) Relative TSR PSUs • The 2 - year performance period portion of the FY22 - 24 PSUs contributed to a lower earnout than if a single, 3 - year performance period was used (the 2 - year payout was 91.2% and the 3 - year payout was 200%, for a total earnout of 145.6% of target) • The Strategic Objective Modifier was utilized only for the FY20 - 22 PSUs, which increased the earnout by 9%, remaining well below target (65% of target); there were no adjustments for the FY21 - 23 (21.3% of target earnout) or FY22 - 24 PSUs (145.6% of target earnout) • The Strategic Objective Modifier is based on a tiered set of strategic priorities approved by the Committee at the outset of the performance period • The four - company r elative TSR comparator group is intentional to compare Century’s shareholder experience to the other public primary aluminum companies impacted by the price of aluminum for the purest performance comparison • Our CEO’s 2024 target pay is aligned with performance and is conservatively positioned versus CEO pay at our executive compensation benchmarking peers (has been set meaningfully below the median for the entirety of his tenure as CEO, though the gap to median has narrowed over time) • 2024 target TDC was $5.35M , well below the $8.0M reported pay in the Summary Compensation Table due largely to superior performance leading to an above target 2024 bonus and the final payment of the CEO’s 2021 - approved cash promotion payments • CEO cash promotion payments were fully described in the Form 8 - K (dated 5/17/2021) and in subsequent proxy statements, with ISS recommending “For” in 2022 and 2023 • Century would have scored a “Low Concern” on ISS’ quantitative tests absent the cash promotion payments, which were granted in 2021 and approved by shareholders through subsequent say - on - pay votes

5 We Request Your Support at the 2025 Annual Meeting A vote FOR the Election of the Seven Director Nominees Named in Century Aluminum Company’s 2025 Proxy Statement A vote FOR the Ratification of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm for 2025 A vote FOR the Approval of the Advisory Resolution on Executive Compensation A vote FOR the Approval of the 2025 Century Aluminum Company Incentive Plan